EXHIBIT 99.1

Contacts:	Dan Kaferle	Carol Lu
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6920
	daniel.kaferle@ca.com	carol.lu@ca.com
LEWIS RANIERI RETIRES FROM CA BOARD OF DIRECTORS
ISLANDIA, N.Y., December 11, 2007 — CA, Inc. (NYSE: CA) today announced that Lewis Ranieri, who led CA’s Board of Directors through one of the most critical periods in the Company’s 31-year history, has retired from the Board, effective December 10, 2007.
In informing the Board of his decision, Ranieri, 60, cited family circumstances as the reason for ending his six-year tenure on CA’s Board of Directors. Ranieri was re-elected to CA’s Board last August with more than 97 percent of votes cast for his election.
“I am truly honored to have been part of the turnaround at CA, and feel I leave the company in strong hands with a strong board led by you as its chairman and John Swainson as its CEO,” Ranieri wrote to William E. McCracken, CA’s non-executive chairman of the Board.
Ranieri began his service as a director of the Company in 2001, served as lead independent director from May 2002 to April 2004, and served as non-executive chairman of the Board from April 2004 to June 2007.
In his role first as lead independent director and then as non-executive chairman, Ranieri is credited with leading the Board during the investigation of accounting improprieties, negotiating a successful settlement with the government and rebuilding the Company.
“The CA that exists today is a direct result of the dedication and commitment of Lewis Ranieri,” McCracken said. “His unselfish leadership was key to restoring confidence in the Company with shareholders, customers and employees.”
“Lewis made tremendous contributions to this Company, and his leadership has been vital to CA’s transformation,” Swainson said. “I am personally grateful for his support and guidance over the years. We wish him the best.”
The Company said it will not replace Ranieri at this time. With Ranieri’s retirement, CA’s Board now numbers 11 members.

About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
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